Exhibit 10.4
FIRST AMENDMENT
TO THE
A. H. BELO
PENSION TRANSITION SUPPLEMENT
RESTORATION PLAN
     A. H. Belo Corporation, a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendment to the A. H. Belo Pension Transition Supplement Restoration Plan (the “Plan”).
     1. Section 4(a) of the Plan (“Amount of Benefit”) is amended by the addition of a new subparagraph (iii) thereto to read as follows:
     (iii) Notwithstanding the foregoing, effective for Plan Years beginning on or after January 1, 2009, Restoration Benefits will be discontinued until such time, if any, that the crediting of Restoration Benefits is resumed by the Company in the Company’s sole discretion.
     2. The amendment described above will be effective as of the date this First Amendment to the Plan is adopted.
     Executed at Dallas, Texas, this 31st day of March, 2009.

A. H. BELO CORPORATION
By	/s/ Sheila Hartley
Sheila Hartley
Vice President/Human Resources